Exhibit 99.1

KINGSWAY ANNOUNCES FIRST QUARTER 2017 RESULTS

Toronto, Ontario (April 26, 2017) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced its operating results for the first quarter ended March 31, 2017. All amounts are in U.S. dollars unless indicated otherwise.

Management Comments
Larry G. Swets, Jr., Chief Executive Officer, stated, “Adjusted operating income of $4.1 million during the first quarter reflected progress in a number of our segments and investments. We recorded $2.4 million from our equity pickup in the results of Itasca Capital Ltd. (“ICL”), reflecting the increase in value of ICL’s indirect investment in Limbach Holdings, Inc. The improved results in our Leased Real Estate segment are based in part on a $25 million lease amendment negotiated between CMC and its tenant, BNSF, under which we will record increases in rental income each period for the remainder of the lease, beginning with the first quarter of 2017. Our Insurance Services segment recorded positive operating earnings for the third consecutive quarter. And, our Insurance Underwriting segment has made progress on the implementation of several initiatives under its new management team. Its first quarter results reflect $0.4 million of non-recurring severance expense related to its restructuring.”

Operating Results
The Company reported net loss attributable to common shareholders of $1.7 million (including a non-cash loss of $1.9 million attributable to change in fair value of debt), or $0.08 per diluted share, in the first quarter of 2017, compared to net loss attributable to common shareholders of $1.5 million (including a non-cash gain of $2.5 million attributable to change in fair value of debt), or $0.08 per diluted share, in the first quarter of 2016.

Following are highlights of Kingsway’s first quarter 2017 results. Operating loss reflects the Company’s core operating activities, including its reportable segments, passive investment portfolio, merchant banking activities and corporate operating expenses.

•	Operating loss was $0.6 million for the first quarter of 2017 compared to $2.8 million for the first quarter of 2016.

◦	Insurance Underwriting segment operating loss was $0.7 million for the first quarter of 2017 compared to $0.2 million for the first quarter of 2016.

◦	Insurance Services segment operating income was $0.6 million for the first quarter of 2017 compared to segment operating loss of $0.2 million for the first quarter of 2016.

◦	Operating income attributable to the Leased Real Estate segment was $0.9 million for the first quarter of 2017 compared to zero for the first quarter of 2016.

◦	Net investment income of $0.7 million was reported for the first quarter of 2017 compared to net investment loss of $0.1 million for the first quarter of 2016.

◦	Net realized gains of $0.4 million were reported for the first quarter of 2017 compared to net realized losses of $0.2 million for the first quarter of 2016.

◦	Other operating income and expense was a net expense of $2.5 million for the first quarter of 2017 compared to $2.1 million for the first quarter of 2016.

•	Adjusted operating income was $4.1 million for the first quarter of 2017 compared to adjusted operating loss of $0.8 million for the first quarter of 2016.

•
Book value decreased to $2.55 per share at March 31, 2017 from $2.65 per share at December 31, 2016. The Company also carries a valuation allowance, in the amount of $12.92 per share at March 31, 2017, against the deferred tax asset, primarily related to its loss carryforwards.

Exhibit 99.1

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016
Revenues:
Net premiums earned	$32,922	$29,427
Service fee and commission income	6,562	5,322
Rental income	3,341	—
Net investment income (loss)	703	(72)
Net realized gains (losses)	398	(171)
Other income	2,815	2,374
Total revenues	46,741	36,880
Operating expenses:
Loss and loss adjustment expenses	26,410	23,497
Commissions and premium taxes	6,278	5,598
Cost of services sold	1,304	773
General and administrative expenses	11,272	9,551
Leased real estate segment interest expense	1,574	—
Amortization of intangible assets	291	295
Impairment of intangible assets	250	—
Total operating expenses	47,379	39,714
Operating loss	(638)	(2,834)
Other expenses (revenues), net:
Interest expense not allocated to segements	1,159	1,093
Foreign exchange losses, net	4	1
Loss (gain) on change in fair value of debt	1,889	(2,528)
Equity in net (income) loss of investees	(2,385)	69
Total other expenses (revenues), net	667	(1,365)
Loss before income tax expense	(1,305)	(1,469)
Income tax expense	179	26
Net loss	(1,484)	(1,495)
Less: net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	105	(39)
Less: dividends on preferred stock	121	82
Net loss attributable to common shareholders	$(1,710)	$(1,538)
Loss per share - net loss attributable to common shareholders:
Basic:	$(0.08)	$(0.08)
Diluted:	$(0.08)	$(0.08)
Weighted average shares outstanding (in ‘000s):
Basic:	21,458	19,710
Diluted:	21,458	19,710

Exhibit 99.1

Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Investments:
Fixed maturities, at fair value (amortized cost of $58,936 and $62,136, respectively)	$58,640	$61,764
Equity investments, at fair value (cost of $17,430 and $19,099, respectively)	21,045	23,230
Limited liability investments	23,424	22,974
Limited liability investment, at fair value	10,333	10,700
Other investments, at cost which approximates fair value	7,349	7,975
Short-term investments, at cost which approximates fair value	151	401
Total investments	120,942	127,044
Cash and cash equivalents	33,687	36,475
Investment in investee	5,501	3,116
Accrued investment income	728	790
Premiums receivable, net of allowance for doubtful accounts of $115 and $115, respectively	33,561	31,564
Service fee receivable, net of allowance for doubtful accounts of $279 and $274, respectively	1,559	1,320
Other receivables, net of allowance for doubtful accounts of $806 and $806, respectively	7,014	4,692
Reinsurance recoverable	679	784
Deferred acquisition costs, net	14,113	13,609
Property and equipment, net of accumulated depreciation of $11,752 and $10,603, respectively	115,855	116,961
Goodwill	71,061	71,061
Intangible assets, net of accumulated amortization of $7,472 and $7,181, respectively	88,477	89,017
Other assets	4,530	4,588
Total Assets	$497,707	$501,021
Liabilities and Shareholders' Equity
Liabilities:
Unpaid loss and loss adjustment expenses:
Property and casualty	$48,201	$53,795
Vehicle service agreements	2,773	2,915
Total unpaid loss and loss adjustment expenses	50,974	56,710
Unearned premiums	44,041	40,176
Reinsurance payable	100	100
Note payable	189,213	190,074
Subordinated debt, at fair value	45,508	43,619
Deferred income tax liability	48,668	48,720
Deferred service fees	35,952	35,822
Income taxes payable	2,283	2,051
Accrued expenses and other liabilities	19,781	20,487
Total Liabilities	436,520	437,759

Class A preferred stock, no par value; unlimited number authorized; 262,876 and 262,876 issued and outstanding at March 31, 2017 and December 31, 2016, respectively; redemption amount of $6,572	6,436	6,427

Shareholders' Equity:
Common stock, no par value; unlimited number authorized; 21,458,190 and 21,458,190 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	354,127	353,882
Accumulated deficit	(299,432)	(297,668)
Accumulated other comprehensive loss	(879)	(208)
Shareholders' equity attributable to common shareholders	53,816	56,006
Noncontrolling interests in consolidated subsidiaries	935	829
Total Shareholders' Equity	54,751	56,835
Total Liabilities and Shareholders' Equity	$497,707	$501,021

Exhibit 99.1

Non-U.S. GAAP Financial Measures

Segment Operating Income (Loss)

Segment operating income (loss) represents one measure of the pretax profitability of Kingsway’s segments and is derived by subtracting direct segment expenses from direct segment revenues. Please refer to the section entitled “Non-U.S. GAAP Financial Measures” in the Management’s Discussion and Analysis section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for a detailed description of this non-U.S. GAAP measure.

Adjusted Operating Income (Loss)

Adjusted operating income (loss) represents another measure used by the Company to assess the profitability of the Company’s segments, its passive investment portfolio and its merchant banking activities. Adjusted operating income (loss) is comprised of segment operating income (loss) as well as net investment income (loss), net realized gains (losses), equity in net income (loss) of investees and net revenues of 1347 Advisors. A reconciliation of segment operating income (loss) and adjusted operating income (loss) to net loss for the three months ended March 31, 2017 and 2016 is presented below:

(in thousands)	Three months ended March 31,
	2017	2016
Segment operating income (loss)	$762	$(395)
Net investment income (loss)	703	(72)
Net realized gains (losses)	398	(171)
Equity in net income (loss) of investees	2,385	(69)
Revenues of 1347 Advisors, net of related outside professional and advisory expenses	(162)	(64)
Adjusted operating income (loss)	4,086	(771)
Equity in net (income) loss of investees	(2,385)	69
Corporate operating expenses and other (1)	(1,798)	(1,837)
Amortization of intangible assets	(291)	(295)
Impairment of intangible assets	(250)	—
Operating loss	(638)	(2,834)
Equity in net income (loss) of investees	2,385	(69)
Interest expense not allocated to segments	(1,159)	(1,093)
Foreign exchange losses, net	(4)	(1)
(Loss) gain on change in fair value of debt	(1,889)	2,528
Loss before income tax expense	(1,305)	(1,469)
Income tax expense	(179)	(26)
Net loss	$(1,484)	$(1,495)

(1)	Corporate operating expenses and other includes corporate operating expenses and stock-based compensation expense.

Exhibit 99.1

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2016 Annual Report on Form 10-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2016 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.

For a current review of the Company and a discussion of its plan to create and sustain long-term shareholder value, management invites you to review its Annual Letter to Shareholders, which may be accessed at the Company’s website or directly at http://bit.ly/kfs2015.